Exhibit 99.1

Contact:
Nathaniel Brown
212-852-7746
nbrown@21cf.com

For Yankee Global Enterprises:
Alice McGillion
212-843-8039
amcgillion@rubenstein.com

FOR IMMEDIATE RELEASE

21ST CENTURY FOX TO ACQUIRE MAJORITY STAKE IN YES NETWORK

NEW YORK, NY - January 24, 2014 - 21st Century Fox (NASDAQ: FOX, FOXA; ASX: FOX, FOXLV) today announced an agreement to acquire a majority stake in the Yankees Entertainment and Sports Network (YES Network), raising its ownership position in the regional sports network to 80 percent from the current 49 percent it acquired in 2012. The YES Network delivers exclusive live local television coverage of New York Yankees baseball and Brooklyn Nets basketball, as well as other Emmy Award-winning local and national sports programming. The acquisition is expected to close by the end of the first calendar quarter, subject to regulatory and other requisite approvals.

21st Century Fox also announced that, following the acquisition, Tracy Dolgin, President and Chief Executive Officer of the YES Network, will remain in his role leading the network.

The remaining 20 percent stake will continue to be held by Yankee Global Enterprises. As a result of the acquisition, the YES Network will become a consolidated entity of 21st Century Fox.

Since its inception in 2002, the YES Network has grown its footprint to include local availability in New York, Connecticut, New Jersey, and parts of Pennsylvania, as well as national availability on several cable and satellite television distributors. The network currently showcases live Yankees and Nets games to approximately 9 million households in the teams' television territory in the New York area. Outside of the New York area, the YES Network also distributes a variety of national programming to millions of homes across the country.

"Our investment in the YES Network underscores our commitment to growing our global sports portfolio with offerings that are exceptional and unique," said James Murdoch, Deputy Chief Operating Officer, 21st Century Fox. "We look forward to expanding our partnership with Yankee Global Enterprises and to working with the network's management team to build on the YES Network's success."

Hal Steinbrenner, chairman of Yankee Global Enterprises, said, "Clearly, 21st Century Fox is a great partner for us as the YES Network fulfills and expands its potential as one of the nation's premier regional sports networks. We are gratified that 21st Century Fox has increased their stake and investment in the network. Yankee Global Enterprises is eager to continue working with 21st Century Fox as we explore ways to take YES to even greater heights."

Fox Sports Media Group is the nation's leader in local regional sports programming, operating a leading array of 22 owned-and-operated U.S. regional sports networks, which collectively produce over 5,000 live local events each year and serve as the local TV homes to more than half of all MLB, NHL, and NBA teams.

About 21st Century Fox

21st Century Fox is the world's premier portfolio of cable, broadcast, film, pay TV and satellite assets spanning six continents across the globe. Reaching nearly 1.5 billion subscribers in more than 100 local languages every day, 21st Century Fox is home to a global portfolio of cable and broadcasting networks and properties, including FOX, FX, FXX, FXM, FS1, Fox News Channel, Fox Business Network, Fox Sports, Fox Sports Network, National Geographic Channels, MundoFox, STAR, 28 local television stations in the U.S. and more than 300 channels that comprise Fox International Channels; film studio Twentieth Century Fox Film; and television production studios Twentieth Century Fox Television and Shine Group. The Company also provides premium content to millions of subscribers through its pay-television services in Europe and Asia, including Sky Deutschland, Sky Italia and its equity interests in BSkyB and Tata Sky. For more information about 21st Century Fox, please visit www.21CF.com.